CERTIFICATE OF OFFICER

OF

LENNAR PARTNERS, INC

Pooling and Servicing Agreement (Amendment and Restatement of Trust

Agreement) dated as of March 26, 2001

(the "Agreement"), by and among Structured Asset Securities Corporation, as

Depositor, First Union National Bank, as Master Servicer, LaSalle Bank, N.A., as

Trustee, ABN AMRO Bank N.V., as Fiscal Agent, and

Lennar Partners, Inc., as Special Servicer

(LB-UBS 2001-C3)

The undersigned, Ronald E. Schrager, as Vice President of LENNAR PARTNERS, INC., a Florida Corporation (the "Company"), in accordance with Section 3.13 of the Agreement, hereby certifies on behalf of the Company that (i) a review of the activities of the Company during the year ended December 31, 2001 and of its performance under the Agreement has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Company has performed and fulfilled all of its material obligations under the Agreement in all material respects throughout such period ended December 31, 2001, (iii) the Company has received no notice regarding qualification, or challenging the status, of any of REMIC Pool as a REMIC or the Grantor Trust from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1 st day of March, 2002.

Ronald E. Schrager

Ronald E. Schrager Vice President Lennar Partners, Inc.